Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Salem Street Trust of our reports dated March 12, 2025, relating to the financial statements and financial highlights of Fidelity SAI Sustainable Conservative Income Municipal Bond Fund and Fidelity SAI Sustainable Municipal Income Fund; of our reports dated March 13, 2025, relating to the financial statements and financial highlights of Fidelity Municipal Core Plus Bond Fund and Fidelity Sustainable Intermediate Municipal Income Fund, which appear in Fidelity Salem Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended January 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 24, 2025